Exhibit 99.1

FOR IMMEDIATE RELEASE

June 29, 2006

Contacts:  (Media) Thomas Forsythe (763) 764-6364

(Analysts) Kris Wenker (763) 764-2607

GENERAL MILLS REPORTS FISCAL 2006 RESULTS

Net Sales Grew 4 Percent to $11.6 Billion

Segment Operating Profits Increased 5 Percent to $2.1 Billion

Diluted EPS of $2.90 Exceeded Targeted Range

Company Provides Fiscal 2007 Outlook

MINNEAPOLIS, MINN.---General Mills (NYSE: GIS) today reported results for the fourth quarter and full 2006 fiscal year.

For the fiscal year ended May 28, 2006, General Mills net sales grew 4 percent to $11.6 billion, outpacing 2 percent growth in unit volume. Segment operating profits increased 5 percent to $2.1 billion. Diluted earnings per share (EPS) totaled $2.90 including 8 cents of dilution from the impact of accounting for contingently convertible debt.

Net earnings and diluted EPS were below the prior year’s reported results, which included a $284 million after-tax gain from the divestitures of Lloyd’s refrigerated meats and the company’s interest in a European snacks joint venture (SVE). However, the 2006 EPS results exceeded the company’s target range, and represented good growth over prior-year results excluding the one-time gain.

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Chairman and Chief Executive Officer Steve Sanger said, “Our fourth-quarter results were solid, with both sales and operating profit up 5 percent. For the year in total, all three of our operating segments achieved net sales gains and even stronger growth in operating profits. We coupled this good growth with improving returns on invested capital. And we returned nearly $1.4 billion in cash to shareholders through increased dividends and renewed share repurchases.”

Fourth Quarter Results

Net sales for the fourth quarter of 2006 grew 5 percent to $2.8 billion, driven by a 3 percent unit volume increase. Segment operating profits rose 5 percent for the 13-week period to $493 million. Fourth quarter net earnings in 2006 benefited from a favorable tax adjustment (discussed below in the section titled Corporate Items) that reduced the effective tax rate for the period to 31.4 percent, compared to 35.3 percent through the first nine months. The period also included restructuring expenses (discussed below in the sections titled Joint Ventures and Corporate Items). Net earnings of $222 million and diluted EPS of 61 cents were significantly below prior-year results that included the gain from divestitures.

U.S. Retail Segment Results

Net sales for General Mills’ domestic retail operations grew 3 percent in 2006 to exceed $8.0 billion, with unit volume up 2 percent for the year. Segment operating profits grew slightly faster than sales to reach nearly $1.8 billion.

Net sales for the Yoplait division grew 14 percent to exceed $1 billion for the first time. Meals division net sales grew 7 percent, led by strong growth of Progresso ready-to-serve soups and Hamburger Helper dinner mixes. Baking Products division net sales

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grew 6 percent and Snacks division net sales rose 5 percent with strong performance from new products such as Betty Crocker Warm Delights microwaveable desserts, Nature Valley Sweet n’ Salty nut bars and Turtle Chex Mix. Both Big G Cereals and the Pillsbury USA division reported net sales declines of 1 percent.

For the fourth quarter, U.S. Retail net sales grew 5 percent to nearly $1.9 billion, unit volume rose 3 percent, and operating profits increased 8 percent to $408 million. Advertising spending for the company’s U.S. Retail businesses rose 8 percent in 2006, including a $28 million increase in the final quarter of the year.

International Segment Results

International net sales grew 6 percent in 2006 to exceed $1.8 billion, with unit volume up 4 percent. Favorable currency exchange contributed 1 point of sales growth. Operating profits rose 18 percent to $201 million.

For the fourth quarter, International net sales grew 4 percent and unit volume was up 1 percent. Operating profits were down 13 percent from strong prior-year results that grew 46 percent.

Bakeries & Foodservice Segment Results

Net sales for the Bakeries & Foodservice division grew 2 percent in 2006 to nearly $1.8 billion. Unit volume matched prior-year levels, and operating profits increased 4 percent to $139 million.

Fourth quarter net sales grew 5 percent to $473 million and unit volume was up 1 percent, but segment operating profits were down 5 percent due to higher input costs.

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Joint Ventures

After-tax earnings from joint ventures totaled $64 million in 2006, below prior-year results primarily due to the absence of Snack Ventures Europe earnings. In addition, fourth quarter results include $8 million of expenses related to the restructuring project under way for Cereal Partners Worldwide (CPW) in the United Kingdom. Earnings from ongoing joint venture operations grew 5 percent for the year, including the restructuring charge.

CPW unit volume grew 6 percent in 2006 and net sales grew 4 percent, restrained by unfavorable foreign exchange. Net sales for the Haagen-Dazs ice cream joint ventures in Asia were down 7 percent due to an unseasonably cold winter and increased competitive pressure in Japan. 8th Continent, the U.S. joint venture with DuPont, posted 14 percent net sales growth for its line of soy beverages.

Fourth quarter after-tax earnings from joint ventures totaled $10 million in 2006, down from $16 million last year due to the CPW restructuring expenses.

Corporate Items

Net interest expense in 2006 totaled $399 million, down 12 percent from the previous year due primarily to lower debt levels. Fourth quarter interest expense was $105 million in 2006 compared to $110 million in 2005. The effective tax rate for 2006 was 34.5 percent. This was below the anticipated rate of 35.3 percent due to adjustments in the fourth quarter to deferred tax liabilities associated with International segment brand intangibles.

Corporate unallocated expense totaled $123 million in 2006 compared to $32 million in 2005. The increase reflects higher employee benefit expense, particularly performance-based compensation; a $23 million charge to increase reserves for

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potential environmental cleanup expenses, and a $10 million charge taken during the first quarter to write down the asset value of a low income housing investment.

Restructuring and other exit costs totaled $30 million in 2006, including $14 million in the fourth quarter. In the previous year, the company recorded restructuring and other exit costs of $84 million, along with $18 million for associated expenses that were recorded as cost of sales.

Cash Flow Highlights

Cash flow from operations totaled $1.8 billion in 2006, up 3 percent from $1.7 billion in 2005. Capital expenditures in 2006 totaled $360 million, down from $434 million in 2005. Dividends paid in 2006 grew 8 percent to $1.34 per share. On June 26, 2006, the company announced a 1-cent increase in the quarterly dividend rate to 35 cents per share, effective with the August 1, 2006, payment.

General Mills renewed share repurchases in 2006, buying back 19 million shares at an average price of $47.35. As a result, average diluted shares outstanding declined from 409 million in 2005 to 379 million in 2006. The average diluted share balance in both years includes the impact of accounting for contingently convertible debt, as shown in note three to the consolidated financial statements. As a result of a refinancing and related actions taken during 2006, this accounting impact ended in December 2005. Excluding the impact of this accounting rule in both years, General Mills average diluted shares declined 4 percent in 2006 to 366 million.

Fiscal 2007 Outlook

Looking ahead to fiscal 2007, Sanger said, “We expect another year of good operating performance, consistent with our long-term growth goals. Our targets call for low single-digit growth in net sales and mid single-digit growth in segment operating profits. We

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anticipate this growth from our businesses will be partially offset by higher interest expense and a higher tax rate. In addition, beginning in the first quarter of 2007 our results will include stock option expense.”

The company has established a targeted range for 2007 earnings per share of $3.03 to $3.08, including an estimated 11 to 12 cent impact from the adoption of FAS 123(R) for stock-based compensation.

General Mills will hold a briefing for investors today, June 29, 2006, beginning at 8:00 a.m. EDT. You may access the web cast from General Mills’ corporate home page: www.generalmills.com.

Total company segment operating profit is a non-GAAP measure. A reconciliation of this measure to the relevant GAAP measure, earnings before income taxes and earnings from joint ventures, is included in the attached Operating Segments schedule.

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that are based on management's current expectations and assumptions. These forward-looking statements, including the statements under the caption "Fiscal 2007 Outlook" and statements made by Mr. Sanger, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions and promotional activities of our competitors; actions of competitors other than as described above; economic conditions, including changes in inflation rates, interest rates or tax rates; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in laws and regulations, including changes in accounting standards and labeling and advertising regulations; changes in customer demand for our products; effectiveness of advertising, marketing and promotional programs; changes in consumer behavior, trends and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging and energy; benefit plan expenses due to changes in plan asset values and/or discount rates used to determine plan liabilities; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligations to publicly revise any forward-looking statements to reflect future events or circumstances.

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GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Fiscal 2006 Unaudited) (In Millions, Except per Share Data)

	52 Weeks Ended May 28, 2006	52 Weeks Ended May 29, 2005	53 Weeks Ended May 30, 2004

Net Sales	$11,640	$11,244	$11,070
Costs and Expenses:
Cost of sales	6,966	6,834	6,584
Selling, general and administrative	2,678	2,418	2,443
Interest, net	399	455	508
Restructuring and other exit costs	30	84	26
Divestitures (gain)	—	(499)	—
Debt repurchase costs	—	137	—

Total Costs and Expenses	10,073	9,429	9,561

Earnings before Income Taxes and
Earnings from Joint Ventures	1,567	1,815	1,509

Income Taxes	541	664	528

Earnings from Joint Ventures	64	89	74

Net Earnings	$1,090	$1,240	$1,055

Earnings per Share - Basic	$3.05	$3.34	$2.82

Earnings per Share - Diluted	$2.90	$3.08	$2.60

Dividends per Share	$1.34	$1.24	$1.10

See accompanying notes.

GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited) (In Millions, Except per Share Data)

	13 Weeks Ended May 28, 2006	13 Weeks Ended May 29, 2005

Net Sales	$2,845	$2,719
Costs and Expenses:
Cost of sales	1,735	1,669
Selling, general and administrative	682	590
Interest, net	105	110
Restructuring and other exit costs	14	38
Divestitures (gain)	—	(499)
Debt repurchase costs	—	137

Total Costs and Expenses	2,536	2,045

Earnings before Income Taxes and
Earnings from Joint Ventures	309	674

Income Taxes	97	230

Earnings from Joint Ventures	10	16

Net Earnings	$222	$460

Earnings per Share – Basic	$0.62	$1.25

Earnings per Share – Diluted	$0.61	$1.14

See accompanying notes.

GENERAL MILLS, INC. AND SUBSIDIARIES
OPERATING SEGMENTS
(Fiscal 2006 and Quarterly Periods Unaudited) (In Millions)

	13 Weeks Ended	13 Weeks Ended	Fiscal Year Ended
	May 28, 2006	May 29, 2005	May 28, 2006	May 29, 2005	May 30, 2004

Net Sales:
U.S. Retail	$1,897	$1,813	$8,024	$7,779	$7,763
International	475	456	1,837	1,725	1,550
Bakeries and Foodservice	473	450	1,779	1,740	1,757

Total	$2,845	$2,719	$11,640	$11,244	$11,070

Operating Profit:
U.S. Retail	$408	$377	$1,779	$1,719	$1,809
International	47	54	201	171	119
Bakeries and Foodservice	38	40	139	134	132

Total	493	471	2,119	2,024	2,060

Unallocated corporate items	(65)	(11)	(123)	(32)	(17)
Interest, net	(105)	(110)	(399)	(455)	(508)
Restructuring and other exit costs	(14)	(38)	(30)	(84)	(26)
Divestitures - gain	—	499	—	499	—
Debt repurchase costs	—	(137)	—	(137)	—

Earnings before income taxes and
earnings from joint ventures	$309	$674	$1,567	$1,815	$1,509

See accompanying notes.

GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Fiscal 2006 Unaudited) (In Millions)

	May 28, 2006	May 29, 2005

ASSETS
Current Assets:
Cash and cash equivalents	$647	$573
Receivables	1,076	1,034
Inventories	1,055	1,037
Prepaid expenses and other current assets	216	203
Deferred income taxes	182	208

Total Current Assets	3,176	3,055

Land, Buildings and Equipment, at Cost	5,580	5,468
Less accumulated depreciation	(2,682)	(2,461)

Net Land, Buildings and Equipment	2,898	3,007
Goodwill	6,652	6,684
Other Intangible Assets	3,706	3,636
Other Assets	1,775	1,684

Total Assets	$18,207	$18,066

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$1,151	$1,136
Current portion of long-term debt	2,131	1,638
Notes payable	1,503	299
Other current liabilities	1,353	1,111

Total Current Liabilities	6,138	4,184
Long-term Debt	2,415	4,255
Deferred Income Taxes	1,822	1,851
Other Liabilities	924	967

Total Liabilities	11,299	11,257

Minority Interests	1,136	1,133

Stockholders’ Equity:
Common stock	5,787	5,741
Retained earnings	5,107	4,501
Common stock in treasury	(5,163)	(4,460)
Unearned compensation	(84)	(114)
Accumulated other comprehensive income	125	8

Total Stockholders’ Equity	5,772	5,676

Total Liabilities and Equity	$18,207	$18,066

See accompanying notes.

GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Fiscal 2006 Unaudited) (In Millions)

	52 Weeks Ended

	May 28, 2006	May 29, 2005

Cash Flows – Operating Activities:
Net earnings	$1,090	$1,240
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	424	443
Deferred income taxes	17	9
Changes in current assets and liabilities	193	258
Tax benefit on exercised options	41	62
Pension and other postretirement costs	(74)	(70)
Restructuring and other exit costs	30	84
Divestitures (gain)	—	(499)
Debt Repurchase costs	—	137
Other, net	50	47

Net Cash Provided by Operating Activities	1,771	1,711

Cash Flows – Investing Activities:
Purchases of land, buildings and equipment	(360)	(434)
Investments in businesses	(26)	—
Investments in affiliates, net of investment returns and dividends	78	84
Purchases of marketable securities	—	(1)
Proceeds from sale of marketable securities	1	33
Proceeds from disposal of land, buildings & equipment	11	24
Proceeds from disposition of businesses	—	799
Other, net	4	(9)

Net Cash Provided (Used) by Investing Activities	(292)	496

Cash Flows – Financing Activities:
Change in notes payable	1,197	(1,057)
Issuance of long-term debt	—	2
Payment of long-term debt	(1,386)	(1,115)
Proceeds from issuance of preferred membership
interests of subsidiary	—	835
Common stock issued	157	195
Purchases of common stock for treasury	(885)	(771)
Dividends paid	(485)	(461)
Other, net	(3)	(13)

Net Cash Used by Financing Activities	(1,405)	(2,385)

Increase (decrease) in Cash and Cash Equivalents	74	(178)
Cash and Cash Equivalents – Beginning of Year	573	751

Cash and Cash Equivalents – End of Period	$647	$573

Cash Flows from Changes in Current Assets and
Liabilities:
Receivables	$(18)	$(9)
Inventories	(6)	30
Prepaid expenses and other current assets	(7)	9
Accounts payable	14	(19)
Other current liabilities	210	247

Changes in Current Assets and Liabilities	$193	$258

See accompanying notes.

GENERAL MILLS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(1)

In the fourth quarter of fiscal 2006, we recorded restructuring and other exit costs of $14 million, consisting of $6 million primarily for severance costs associated with the restructuring of our plant in Montreal, Quebec; $5 million associated with restructuring actions previously announced; and $3 million associated with an asset impairment charge in one of our plants.

In the fourth quarter of fiscal 2005, we recorded restructuring and other exit costs of $38 million consisting of: $30 million primarily related to the write-down of assets to net realizable value associated with the relocation of our frozen baked goods line from our Boston plant in Chelsea, Massachusetts; $5 million of charges associated with the decision to close our dry mix production at Trenton, Ontario; and $3 million of charges primarily associated with Bakeries and Foodservice severance costs resulting from fourth quarter fiscal 2004 actions.

(2)

In fiscal 2006, we recorded restructuring and other exit costs of $30 million, $17 million associated with restructuring actions previously announced, $6 million primarily for severance costs associated with the restructuring of our plant in Montreal, Quebec; $4 million of restructuring costs at our Allentown, Pennsylvania frozen waffle plant, primarily related to product and production realignment; and $3 million associated with an asset impairment charge in one of our plants.

In fiscal 2005, we recorded restructuring and other exit costs of $84 million consisting of: $44 million of charges associated with fiscal 2005 supply chain initiatives to further increase asset utilization, and reduce manufacturing and sourcing costs; $30 million of charges related to relocating our frozen baked goods line from our Boston plant; $3 million of charges primarily associated with Bakeries and Foodservice severance; and $7 million of charges associated with restructuring actions prior to fiscal 2005.

The fiscal 2005 supply chain actions also resulted in certain associated expenses, primarily adjustments to the depreciable life of the assets necessary to reflect the shortened asset lives which coincided with final production dates. These associated expenses were recorded as cost of sales. In the fourth quarter of fiscal 2006, there were no associated expenses recorded in cost of sales; in the fourth quarter of fiscal 2005, the associated expense recorded in cost of sales was $2 million. For fiscal 2006, there was no expense recorded in cost of sales; for fiscal 2005, the expense recorded in cost of sales was $18 million.

In fiscal 2004, we recorded restructuring and other exit costs of $26 million consisting of: $11 million related to plant closures in the Netherlands, Brazil and Atwater, California; $8 million for severance, primarily related to realignment actions in our Bakeries and Foodservice organization; and $7 million primarily related to adjustments of costs associated with previously announced closures of manufacturing facilities.

(3)	In the third quarter of fiscal 2005, we adopted Emerging Issues Task Force (EITF) Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share” (EITF 04-8).

We repurchased a portion of our zero coupon convertible debentures in the second quarter of fiscal 2006 and completed a consent solicitation related to the remaining convertible debentures on December 12, 2005. As of that date, no shares of common stock underlying the debentures were considered outstanding for purposes of calculating our diluted earnings per share.

Basic and diluted earnings per share (EPS) were calculated as follows:

In Millions, Except Per Share Data	Quarter Ended		Fiscal Year Ended

	May 28, 2006	May 29, 2005	May 28, 2006	May 29, 2005	May 30, 2004

Net earnings – as reported	$222	$460	$1,090	$1,240	$1,055
Interest on contingently convertible debentures, after tax	—	5	9	20	20

Net earnings for diluted EPS calculation	$222	$465	$1,099	$1,260	$1,075

Average number of common shares – basic EPS	356	369	358	371	375
Incremental share effect from:
Stock options	6	7	6	8	8
Restricted stock, stock rights and other	2	2	2	1	1
Contingently convertible debentures	—	29	13	29	29

Average number of common shares – diluted EPS	364	407	379	409	413

Earnings per Share – Basic	$0.62	$1.25	$3.05	$3.34	$2.82
Earnings per Share – Diluted	$0.61	$1.14	$2.90	$3.08	$2.60